UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2008
TEXTRON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	I-5480 (Commission File Number)	05-0315468 (IRS Employer Identification Number)
40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)
Registrant’s telephone number, including area code: (401) 421-2800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05     Costs Associated with Exit or Disposal Activities.
On December 19, 2008, the Board of Directors of Textron Financial Corporation (“Textron Financial”) approved a plan to exit all of Textron Financial’s commercial finance business, other than that portion of the business supporting the financing of customer purchases of products manufactured by Textron Financial’s parent corporation, Textron Inc. The decision to exit this business was made due to continued weakness in the economy and in order to enhance Textron Financial’s long-term liquidity position in light of continuing disruption and instability in the capital markets, and the Board of Directors of Textron Inc. approved the exit plan on December 22, 2008.
Textron Financial had previously indicated that it would be exiting its Asset Based Lending and Structured Capital segments, as well as several additional product lines, representing about $2.0 billion in managed receivables. The revised exit plan now applies to approximately $7.9 billion of Textron Financial’s $11.4 billion managed receivable portfolio. The exit plan will be effected through a combination of orderly liquidation and selected sales and is expected to be substantially complete over the next two to four years.
Approximately $3.5 billion of the liquidating receivables are now designated for sale or transfer, of which about $1.3 billion are securitized receivables managed by Textron Financial and $2.2 billion are owned assets classified as held for sale. Accordingly, as a result of the exit plan, in the fourth quarter, Textron Financial will record an approximate $250 – $300 million pre-tax mark-to-market adjustment against owned assets held for sale. Also, due to this change in investment status relative to Textron Financial’s Canadian subsidiary, Textron Financial will recognize non-cash tax charges of about $31 million. These adjustments are in addition to the previously reported $169 million non-cash, pre-tax impairment charge to eliminate Textron Financial’s goodwill.
Textron Financial now expects to record pre-tax restructuring costs of about $25 million in the fourth quarter of 2008 related to the exit plan, inclusive of the restructuring charges previously reported. In addition, Textron Financial anticipates that it will have additional restructuring costs in 2009 and later, as a result of further headcount reductions and consolidations as the exit plan is executed, however, an estimate of these charges cannot be made at this time.
Textron Financial estimates that approximately $15 million of the cumulative pre-tax costs will result in future cash outlays, primarily from employee separation expense. Approximately $10 million of the cumulative pre-tax costs are non-cash, relating primarily to asset impairment charges for intangible and fixed assets.
Textron Financial previously reported that the charge for goodwill impairment at Textron Financial would result in a fixed charge coverage ratio, at the end of 2008, of less than the 1.25 times required under the Support Agreement, dated as of May 25, 1994, between Textron and Textron Financial, resulting in a required capital contribution by Textron to Textron Financial in an approximate amount of $200 million. Due to the actions at Textron Financial discussed above, a larger capital contribution from Textron to Textron Financial is necessary to maintain the fixed charge coverage ratio required by the Support

Agreement and to maintain the leverage ratio required by Textron Financial’s credit facility. Therefore, Textron is now required to make a capital contribution to Textron Financial in an amount estimated at approximately $600 million; Textron plans to make this contribution by the end of 2008. The contribution will not result in any increase in the consolidated amount of Textron and Textron Financial debt outstanding.
Forward-Looking Information
Certain statements in this Current Report on Form 8-K and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and the following: (a) the ability to control costs and successful implementation of various cost-reduction programs; (b) the occurrence of slowdowns or downturns in customer markets where Textron Financial offers financing; (c) Textron Financial’s ability to realize full value of receivables; (d) Textron Financial’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with Textron Financial; (e) Textron Financial’s access to financing, including securitizations, at competitive rates; (f) Textron Financial’s ability to successfully exit from its commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain portfolios and businesses; (g) uncertainty in estimating market value of Textron Financial’s receivables held for sale and reserves for Textron Financial’s receivables to be retained; (h) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (i) risks and uncertainties related to dispositions, including difficulties or unanticipated expenses in connection with the consummation of dispositions; (j) bankruptcy or other financial problems at customers that could cause difficulty in collecting amounts owed by such customers; and (k) continued volatility and further deterioration of the capital markets.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON FINANCIAL CORPORATION (Registrant)
Date: December 22, 2008	By:	/s/ Thomas J. Cullen
Thomas J. Cullen
Executive Vice President and Chief Financial Officer